Exhibit 99.1

NANOGEN AND EPOCH BIOSCIENCES COMPLETE MERGER

SAN DIEGO, CA and BOTHELL, WA (December 17, 2004) – Nanogen, Inc. (Nasdaq: NGEN) and Epoch Biosciences, Inc. announced today that they have completed their merger transaction, creating an advanced diagnostics company with the ability to address customer needs spanning the research, clinical reference laboratory and point-of-care markets. The molecular diagnostic products of the combined company address customer needs ranging from single, real time tests to complex molecular tests performed on Nanogen’s advanced microarray systems. The merger enlarges the company’s existing product line with the addition of 25 real-time analyte specific reagent products and other technologies for genetic analysis from Epoch Biosciences.

The combined company is expected to enjoy the benefit of having strong operating synergies in sales and marketing due to the shared customers and common customer base. The enlarged product portfolio will provide Nanogen’s direct sales force with more solutions to meet customer needs and the ability to develop deeper customer relationships, permitting a better utilization of the company’s existing infrastructure. Additional benefits are expected through the elimination of duplicate general and administrative activities.

The merger follows Nanogen’s acquisition of SynX in April, 2004. In each case, Nanogen is seeking to build its product line in order to differentiate itself as a leading provider of both molecular and proteomic diagnostic products. The SynX acquisition offered Nanogen access to the point-of-care market with its pipeline of complementary products that are initially focused on cardiac related health conditions. The Epoch merger enhances the molecular diagnostic product offerings and adds numerous large customers. The Epoch merger will result in an immediate increase in revenue for Nanogen. During the first nine months of 2004, Epoch had revenues of approximately $6.3 million.

“The combination of Epoch and Nanogen is a continuation of our strategy to build critical mass,” said Howard Birndorf, chairman and chief executive officer of Nanogen. “This merger will allow us to better leverage our infrastructure, will offer immediate benefits to our customer base and will immediately contribute to revenue growth.”

William Gerber, president and chief executive officer of Epoch Biosciences stated, “The addition of Nanogen’s direct sales force should accelerate the adoption of Epoch products by clinical and research laboratories, and the combined organization’s broad product line can better address the growing demands of the molecular diagnostics market.”

Nanogen has a market capitalization of approximately $350 million at current market prices and is expected to have approximately $50 million in cash at the end of the fourth quarter 2004. Approximately 13.6 million shares of Nanogen stock were issued to complete the merger, the lower end of the previously negotiated exchange ratio.

Seven Hills Partners LLC acted as the financial advisor to Nanogen in this transaction. Molecular Securities Inc. acted as the financial advisor to Epoch Biosciences on this transaction.

About Nanogen, Inc.

Nanogen’s advanced diagnostics provide physicians and patients worldwide with sophisticated information to predict, diagnose and treat disease. Research and clinical reference labs use the highly accurate and reliable NanoChip® Molecular Biology Workstation, NanoChip® Electronic Microarray and broad suite of analyte specific reagents to develop tests to detect infectious diseases, drug toxicity and mutations associated with cancer, cardiovascular and genetic diseases. The next generation instrument system, the NanoChip® 400, is expected to be available in 2005. Nanogen’s subsidiary SynX offers a line of point-of-care diagnostic tests and is building expertise in cardiac related health conditions. Nanogen’s ten years of pioneering research involving nanotechnology may also have future applications in medical diagnostics, biowarfare and other industries. For additional information please visit Nanogen’s website at www.nanogen.com.

Forward-Looking Statement

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including whether the acquisition of Epoch Biosciences will achieve the synergies and other benefits anticipated, whether patents owned or licensed by Nanogen will be developed into products, whether the patents owned by Nanogen offer any protection against competitors with competing technologies, whether products under development can be successfully developed and commercialized, whether results reported by our customers or partners can be identically replicated, and other risks and uncertainties discussed under the caption “Factors That May Affect Results” and elsewhere in Nanogen’s Form 10-K or Form 10-Q most recently filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Nanogen disclaims any intent or obligation to update these forward-looking statements.

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Nanogen Contacts:
Robert Saltmarsh	Pam Lord, Atkins + Associates
VP Corporate Development	Media & Investor Relations
858-410-4600	858-527-3494
rsaltmarsh@nanogen.com	plord@irpr.com

Epoch Biosciences Contacts:
Bert W. Hogue, Epoch Biosciences	Jonathan Fassbert/Brian Korb
Chief Financial Officer	The Trout Group
425-482-5555	212-477-9007